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                                                                EXHIBIT 99.1

FOR IMMEDIATE RELEASE

           SFAD ANNOUNCES THAT THE INTERNET MALL FOR THE 'RICH
            AND FAMOUS'WILL OPEN ITS 'INCYBERMALL.COM, CASTLE
        STORE' WITH SELECT BUSINESS ASSOCIATES SUCH AS AMAZON.COM.

Palm Beach, FL. January 12, 1999, Safe Technologies International, Inc., (OTC
BB: SFAD), announced today that its wholly owned subsidiary, Internet Commerce, Inc., has entered into a business relationship with Amazon.com. "We are very pleased to be able to announce that 'Cybermall's Castle Store' will be working with Amazon.com as our exclusive supplier for books, CD's, and videos. Amazon.com is a pioneer of e-commerce and have built a trusted brand name by offering an unrivaled selection", reported Brad Tolley, Vice President of Investor Relations of SFAD.

CyberMall's Castle Store will contain upmarket products for the 'Rich and Famous', and will offer, when completed, a complete line of luxury goods which will allow the shopper to select from a worldwide range of unique, exclusive products. Each product will be displayed in its appropriate environment, i.e. Wine Cellar for the finest wines from around the world, the Gallery including prints, antiques and statuary, The Lord of the Manor's Bed Chamber for fine apparel and bed fittings, the Butler's Pantry, etc.

Amazon.Com will be housed in the Library, where browsers' may select from book treasures which have been especially selected and chosen for them by INCyberMall.com editors. Expensive books, e.g. 'coffee table' books, beautifully colored illustrated books, e.g. travel, art, architecture, etc., will be reviewed and assembled, bringing to the attention of our shoppers the style and type of books which they enjoy and buy. In addition to offering books, INCyberMall.com will recommend the old and the latest CD's for serious Classical Music collectors, Jazz CD's for Jazz enthusiasts, etc, as well as many of the 'old' movies on Video. If the situation should occur, where the shopper does not find exactly what he/she want in the Library, a special direct Link to Amazon.com's web site will enable the shoppers to browse and select from the entire Amazon.com collection.

Mr. Tolley noted, "we are committed to providing E-Commerce to targeted audiences, i.e. the Rich and Famous, and believe that INCyberMall.com offers a unique online shopping experience for busy, affluent people, around the world, a sophisticated web site designed around the tastes of this particular market".

Safe Technologies International, Inc., (OTC: SFAD), based in Palm Beach, Florida, is a multi-faceted company with multiple areas of concentrations:
Internet, Technology, and Heath Care/Wellness.

    SOURCE:         Safe Technologies International, Inc.,(SFAD)
    CONTACT:        Brad Tolley VP Investor Relations
    TEL:            561-832-2700
    EMAIL:          investor.relations@safetechnologies.com
    HTTP://         www.safetechnologies.com

Forward-Looking Statements: Except for the historical information contained herein, this news release may contain forward looking statements within the meaning of Section 27A of the Securities Act of l934, as amended, that may involve risks and uncertainties, including unproven market for SFAD's products and services, the availability of suitable financial resources, the availability of management, as well as other risks detailed from time to time in the Company's SEC reports, including reports on Form 10KSB for the year ended November, 1997 and Form 10-QSB for the quarter ended September 30, 1998.